AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (hereinafter “Amendment”), is made and entered into as of this 20th day of July, 2016 (“Effective Date”) by and between Health Insurance Innovations, Inc. (collectively, the “Company”) and Josef Denother (hereinafter called “Executive”).

WHEREAS, the Company and Executive entered into an employment relationship pursuant to the terms of an offer letter from the Company to Executive dated July 24, 2015 and executed by Executive on July 28, 2015 (the “Agreement”);

WHEREAS, as of the Effective Date, Executive is being promoted by Company from Vice President of Operations to Chief Operating Officer;

WHEREAS, in connection with such promotion, Company and Executive have agreed to modify certain terms of the Agreement;

WHEREAS, the provisions set forth below amend and supersede any comparable prior or inconsistent terms set forth in the Agreement; and

NOW THEREFORE, in consideration of Executive’s continued employment and promotion with the Company and the mutual covenants and promises set forth in this Amendment, and intending to be legally bound, the parties agree as follows:

1. Recitals. All of the foregoing recitals are true and correct and are incorporated herein by reference.

2. Effect on Employment. As of the Effective Date the terms and provisions of this Amendment shall apply to Executive’s employment relationship with the Company together with all other provisions of the Agreement not modified by the provisions set forth herein.

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3. Position and Duties. As of the Effective Date, Executive shall be employed by Company as its Chief Operating Officer, reporting to the President of the Company and shall have such job duties as are assigned to Executive by Company from time to time. Company may change, modify or alter Executive’s job title, duties and responsibilities as determined by the Company’s business needs, in Company’s sole discretion. Executive accepts such employment, and agrees to devote Executive’s best efforts on a full-time basis to perform his duties as Chief Operating Officer in a diligent, loyal, faithful, timely, complete and professional manner and in conformity with all federal and state statutes, regulations and rules applicable to the Company. Executive further agrees to fully cooperate with all officers and other Executives of Company in the performance of Executive’s job duties.

3. Base Salary. Executive’s base salary shall increase from Two Hundred Thousand Dollars ($200,000.00) per calendar year to Two Hundred Fifty-five Thousand Dollars ($255,000.00) per calendar year, pro-rated for any period less than twelve (12) months. Executive’s salary will be paid in accordance with the Company’s customary payroll procedures and be subject to applicable taxes and withholdings.

4. Grant of SARs. On the Effective Date, the Company shall sign and deliver to Executive a Stock Appreciation Rights Award Agreement evidencing a grant to Executive pursuant to the terms of the Health Insurance Innovations, Inc. Long Term Incentive Plan of 29,239 SARs (as defined in the SARA Agreement attached hereto as Exhibit “A”) with a three (3) year vesting schedule as set forth therein. The SARA Agreement shall only be effective upon Company’s receipt of a fully executed copy of same by Executive.

5. Termination. Executive’s employment with the Company shall terminate (the date of such termination being the “Termination Date”) immediately upon any of the following:

(i) Executive’s death (“Termination Upon Death”);

(ii) the effective date of a written notice sent to Executive stating the Company’s determination, made in good faith, that due to a mental or physical condition, Executive has been unable and failed to substantially render the services to be provided by Executive to the Company for a period of at least 180 days out of any consecutive 360 days (“Termination For Disability”);

(iii) the effective date of a written notice sent to Executive stating the Company’s determination, made in good faith, that it is terminating Executive’s employment for Cause (as defined below) (“Termination For Cause”);

(iv) the effective date of a notice sent to Executive stating that the Company is terminating Executive’s employment without Cause, which notice can be given by the Company at any time after the Effective Date at the Company’s sole discretion, for any reason or for no reason (“Termination Without Cause”);

(v) the effective date of a notice sent to the Company from Executive stating that Executive is electing to terminate Executive’s employment with the Company absent a Good Reason Event (defined below) (“Resignation Without Good Reason”); or

(vi) the effective date of a written notice to Company stating Executive’s determination, made in good faith, that a Good Reason Event has occurred within 30 days preceding such notice and as a consequence Executive is electing to terminate Executive’s employment hereunder for a Good Reason Event (“Resignation For Good Reason”); provided, however, that Executive will give the Company 30 days to cure such Good Reason Event, and if the Company fails to cure such Good Reason Event within 30 days after Executive gives written notice of resignation hereunder, then Executive may immediately terminate Executive’s employment with the Company, and such termination will be a Resignation For Good Reason hereunder; provided, further, that Executive’s termination shall be deemed a Termination For Cause if the Company has delivered to Executive written notice of any act or omission that, if not cured, would constitute Cause at any time preceding the notice provided by Executive hereunder.

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As used herein, the term “Cause” shall mean (i) commission of a willful act of dishonesty in the course of Executive’s duties hereunder, (ii) conviction by a court of competent jurisdiction of, or plea of no contest to, a crime constituting a felony or conviction in respect of, or plea of no contest to, any act involving fraud, dishonesty or moral turpitude, (iii) Executive’s performance under the influence of controlled substances (other than those taken pursuant to a medical doctor’s orders), or continued habitual intoxication, during working hours, (iv) frequent or extended, and unjustifiable, absenteeism, (v) Executive’s personal misconduct or refusal to timely perform duties and responsibilities or to timely carry out the lawful directives of the Board, which, if capable of being cured shall not have been cured, within 30 days after the Board shall have advised Executive in writing of its intention to terminate Executive’s employment; provided, that such right to cure shall not apply to any subsequent act or omission of a substantially similar nature or type, or (vi) Executive’s material non-compliance with the terms of the Agreement, which, if capable of being cured, shall not have been cured within 30 days after the Company shall have advised Executive in writing of its intention to terminate Executive’s employment for such reason.

As used herein, the term “Good Reason Event” shall mean (i) a material adverse change in the responsibilities or duties of Executive as set forth in the Agreement without Executive’s prior consent at a time when there are no circumstances pending that would permit a Termination for Cause, (ii) any reduction in the Salary or a material reduction in Executive’s benefits (other than (x) a reduction in Salary that is the result of an administrative or clerical error, and which is cured within 15 business days after the Company receives notice of such failure or (y) a reduction in Salary or benefits that is generally applicable to all members of the Company’s senior management), (iii) a material breach by the Company of the Agreement that is not cured within 30 days following the Company’s receipt of written notice of such breach from Executive, or (iv) without Executive’s prior written consent, the relocation of Executive’s principal place of employment outside of a 50 mile radius from the location of the Company’s offices in Tampa, Florida as of the Effective Date.

6. Payments After Termination in Certain Circumstances. If Executive resigns for a “Good Reason Event” or is terminated “Without Cause,” subject to Executive’s execution of a general release in the form attached hereto as Exhibit “B,” Executive shall be entitled to receive an amount equal to six (6) months of his annual base salary (at the rate then in effect). Payment shall be made in equal installments in accordance with the Company’s customary payroll procedures commencing on the date of separation from the Company and ending six (6) months thereafter.

7. Noncompetition, Non-solicitation And Confidentiality.

(a) Definitions.

“Company’s Business” means (i) developing and administering web-based individual and/or group health insurance plans and ancillary insurance products, (ii) designing and structuring data-driven individual and/or group health insurance plans and ancillary insurance products, (iii) marketing such individual and/or group health insurance plans and ancillary insurance products, (iv) managing relations with insureds, (v) the development and maintenance of insurance and call center-oriented software and information technology systems, (vi) the development and maintenance of information technology systems to facilitate the comparison of health insurance plans and (vii) any other business or commercial activity, in each case as conducted by the Company or any parent, subsidiary or other affiliate of the Company.

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“Competitor” means any company, other entity or association or individual that directly or indirectly is engaged in the Company’s Business.

“Confidential Information” means any confidential information with respect to the Company’s Business and/or the businesses of its clients or customers, including, but not limited to: the trade secrets of the Company; products or services; standard proposals; standard submissions, surveys and analyses; Commercial Lines Quality Assurance Manual; Claims Services Department Procedures and Quality Assurance Manual; Surety Quality Assurance Manual; policy forms; fees, costs and pricing structures; marketing information; advertising and pricing strategies; analyses; reports; computer software, including operating systems, applications and program listings; flow charts; manuals and documentation; data bases; all copyrightable works; the Company’s existing and prospective clients and customers, their addresses or other contact information and/or their confidential information; existing and prospective client and customer lists and other related data; expiration periods; policy numbers; coverage specifications; daily reports and related correspondence; premium renewal notices; all other Company records, files, data, methods, formulae, products, apparats, sales lists, agent lists, vendor lists, plans, specifications, price lists, and other similar and related information in whatever form. The term Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public, (ii) becomes generally available to the public other than as a result of a disclosure by Executive not otherwise permissible hereunder or (iii) Executive has learned or learns from other sources where, to Executive’s knowledge, such sources have not violated their confidentiality obligation to the Company or any other applicable obligation of confidentiality.

(b) Noncompetition. Executive covenants and agrees that during the period commencing on the Effective Date and ending two (2) years following Executive’s separation from the Company, regardless of the reason (the “Restricted Period”), Executive will not, directly or indirectly, own, manage, operate, control, render service to, or participate in the ownership, management, operation or control of any Competitor anywhere in the United States of America; provided, however, that Executive shall be entitled to own shares of stock of any entity having a class of equity securities actively traded on a national securities exchange or on the NASDAQ Global Market which represent, in the aggregate, not more than 1% of such entity’s fully-diluted shares.

(c) Nonsolicitation of Employees. Executive covenants and agrees that during the Restricted Period, Executive will not, directly or indirectly, employ or solicit, or receive or accept the performance of services by any then current officer, manager, employee or independent contractor of the Company or any subsidiary or affiliate of the Company, or in any way interfere with the relationship between the Company or any subsidiary or affiliate of the Company, on the one hand, and any such officer, manager, employee or independent contractor, on the other hand.

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(d) Nonsolicitation of Customers and Vendors. Executive covenants and agrees that during the Restricted Period, Executive will not, directly or indirectly, knowingly induce, or attempt to induce, any customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or other person known by Executive to be transacting business with the Company or any subsidiary or affiliate of the Company (collectively the “Customers” and “Vendors”) to reduce or cease doing business with the Company or any such subsidiary or affiliate of the Company, or in any way to interfere with the relationship between any such Customer or Vendor, on the one hand, and the Company or any subsidiary or affiliate of the Company, on the other hand.

(e) Representations and Covenants by Executive. Executive represents and warrants that: (i) Executive’s execution, delivery and performance of the Agreement do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity (other than the Company) and Executive is not subject to any other agreement that would prevent or in any manner restrict Executive from performing Executive’s duties for the Company or otherwise complying with the Agreement; (iii) Executive is not subject to or in breach of any nondisclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party; and (iv) upon the execution and delivery of the Agreement by the Company, the Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

(f) Nondisclosure of Confidential Information. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under the Agreement and that Executive fully understands the terms and conditions contained herein and Executive agrees that Executive will not, directly or indirectly: (i) use, disclose, reverse engineer or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than the Company the Confidential Information except as authorized by the Company; (ii) during Executive’s employment with the Company, use, disclose, or reverse engineer (x) any confidential information or trade secrets of any former employer or third party, or (y) any works of authorship developed in whole or in part by Executive during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Executive’s resignation or termination (x) retain Confidential Information, including any copies existing in any form (including electronic form), that are in Executive’s possession or control, or (y) destroy, delete or alter the Confidential Information without the Company’s consent. Notwithstanding the foregoing, Executive may use the Confidential Information in the course of performing Executive’s duties on behalf of the Company or any subsidiary or affiliate of the Company as described hereunder, provided that such use is made in good faith. Executive will immediately surrender possession of all Confidential Information to Company upon any suspension or termination of Executive’s employment with Company for any reason.

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(g) Inventions and Patents and other Work Product. Executive acknowledges that all (i) inventions, innovations, improvements, developments, methods, designs, analysis, drawings, reports, processes, novel concepts, ideas, copyrights, trademarks and service marks relating to any present or prospective activities of Company, including but not limited to structures, processes, software, formula, techniques and improvements to the foregoing or to know how, and all similar or related information (whether or not patentable) that relate to the Company’s or any of its subsidiaries’ or affiliates’ actual or anticipated businesses, (ii) research and development and (iii) existing or future products or services that are, to any extent, conceived, developed or made by Executive while employed by the Company or any subsidiary or affiliate of the Company (items set forth in subsections (i), (ii) and (iii) of this Subsection (g) collectively referred to herein as “Work Product”) shall be deemed work made for hire and belong to the Company or such subsidiary or affiliate. Executive shall promptly disclose such Work Product to the Company and, at the cost and expense of the Company, perform all actions reasonably necessary or requested by the Company to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments). For the avoidance of doubt Executive hereby assigns and agrees to assign to Company all of his rights to the Work Product (if any) and to any applications for United States and foreign letters of patent, marks and copyrights and to resulting letters of patent, copyrights and marks with respect thereto. At the Company’s request, Executive shall execute such documents and provide such assistance as may be deemed necessary by Company to apply for United States and foreign letters of patents, marks and copyrights on or related to the work product. Executive specifically agrees that he shall not have or acquire any proprietary or other rights whatsoever in the Work Product. Executive shall not have the right or privilege to use any Work Product except through the business of Company.

(h) Miscellaneous.

(i) Executive acknowledges that (x) Executive’s position is a position of trust and responsibility with access to Confidential Information of the Company, (y) the Confidential Information, and the relationship between the Company and each of its employees, customers and vendors, are valuable assets of the Company and may not be converted to Executives own use and (z) the restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate business interests of the Company and will not impair or infringe upon Executive’s right to work or earn a living once Executive’s employment with the Company terminates.

(ii) Each of the foregoing obligations shall be enforceable independent of any other obligation, and the existence of any claim or cause of action that Executive may have against the Company, whether predicated on the Agreement, as modified herein, or otherwise, shall not constitute a defense to the enforcement by the Company of the obligations imposed on Executive in this Section 7.

(iii) Executive acknowledges that monetary damages will not be an adequate remedy for the Company in the event of a breach of the covenants made by Executive in this Section 7 and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, Executive agrees that, in addition to other rights that the Company may have at law or equity, the Company is entitled, without posting bond, to seek an injunction preventing Executive from any breach of this Section 7.

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(iv) In the event of a breach or violation by Executive during the Restricted Period of any restriction of this Section 7, the Restricted Period shall be tolled until such breach or violation has been cured.

(v) The parties intend to provide the Company with the maximum protection possible with respect to its customers and vendors. The parties, however, do not intend to include a provision that contravenes the public policy of any state. Therefore, if any provision of this Section is unlawful, against public policy or otherwise declared void, such provision shall not be deemed part of the Agreement, which otherwise shall remain in full force and effect. If, at the time of enforcement of any provision of this Section 7 or any other provision of the Agreement as modified by this Amendment, a court or other tribunal holds that the duration, scope or area restriction stated herein is unreasonable under the circumstances then existing, the parties agree that the court should enforce the restrictions to the extent it deems reasonable.

(vi) Executive hereby agrees that prior to accepting employment with any other person or entity during the Restricted Period following the Executive’s final date of employment with the Company, Executive will provide such prospective employer with written notice of the existence of the restrictions contained in this Section 7, including a copy of the provisions themselves, with a copy of such notice delivered simultaneously to Company.

(vii) Notwithstanding any provision of the Agreement, as modified by this Amendment, to the contrary, the obligations and commitments of this Section 7 shall survive and continue in full force and effect in accordance with its terms notwithstanding any termination of Executive’s employment for any reason or termination of the Agreement, as modified by this Amendment, for any reason.

8. Expenses. In the event of any legal action to enforce Executive’s or Company’s rights under the Agreement, as modified by this Amendment, each party will be responsible for that party’s attorneys’ fees, costs, expenses and disbursements.

9. Assignment. The Agreement, as modified by this Amendment, is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Executive shall not assign or transfer any rights or obligations hereunder. Company shall have the right to assign or transfer any rights or obligations hereunder only to (a) a successor entity in the event of a merger, consolidation, transfer or sale of all or substantially all the assets of the Company or (b) a subsidiary or affiliate of the Company. Any purported assignment, other than as provided above, shall be null and void.

10. Notices. All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be delivered personally or sent by prepaid telegram, telex, facsimile transmission, overnight courier or mailed, first class, postage prepaid by registered or certified mail, as follows:

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If to the Company:	Health Insurance Innovations, Inc.
15438 N. Florida Avenue, Suite 201
Tampa, Florida 33613
Attention: Chairman of the Board
Telecopy: (877) 376-5832

If to Executive:	To Executive’s address as reflected on the payroll records of the Company or such other address as either party shall designate by notice in writing to the other in accordance herewith. Any such notice shall be deemed given when so delivered personally, by telex, facsimile transmission or telegram, or if sent by overnight courier, one day after delivery to such courier by the sender or if mailed, five days after deposit by the sender in the U.S. mail.

11. Entire Agreement. Except as otherwise indicated herein, the Agreement, as modified by this Amendment shall constitute the entire agreement between Executive and Company concerning the subject matter hereof. No provisions of the Agreement as amended this Amendment may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by Executive and an authorized officer of Company.

12. Governing Law. The Agreement, as modified by this Amendment, shall be subject to and governed by the laws of the State of Florida, without giving effect to the principles of conflicts of law under Florida law that would require or permit the application of the laws of a jurisdiction other than the State of Florida and irrespective of the fact that the parties now or at any time may be residents of or engage in activities in a different state. Executive agrees that in the event of any dispute or claim arising under the Agreement or any Amendment thereto, jurisdiction and venue shall be vested and proper, and Executive hereby consents to the jurisdiction of any court sitting in Tampa, Florida, including the United States District Court for the Middle District of Florida.

13. Full Settlement. Executive acknowledges and agrees that, subject to the payment by the Company of the benefits provided in the Agreement, as modified by this Amendment, to Executive, in no event will the Company, nor any subsidiary or affiliate thereof, be liable to Executive for damages under any claim of breach of contract as a result of the termination of Executive’s employment. In the event of any such termination, Company shall be liable only to provide to Executive, or Executive’s heirs or beneficiaries, the benefits specified in the Agreement, as modified hereby.

14. Strict Compliance. Executive’s or Company’s failure to insist upon strict compliance with any provision of the Agreement, as modified by this Amendment, or the failure to assert any right Executive or Company may have hereunder and thereunder shall not be deemed to be a waiver of such provision or right or any other provision or right. The waiver, whether express or implied, by either party of a violation of any of the provisions of the Agreement, as modified by this Amendment, shall not operate or be construed as a waiver of any subsequent violation of any such provision.

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15. Creditor Status. No benefit or promise hereunder shall be secured by any specific assets of the Company. Executive shall have only the rights of an unsecured general creditor of the Company in seeking satisfaction of such benefits or promises.

16. Section 409A. The Agreement, as modified by this Amendment, is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be construed accordingly. Any payments or distributions to be made to Executive under the Agreement upon a separation from service of amounts classified as “nonqualified deferred compensation” for purposes of Section 409A, shall in no event be made or commence until six months after such separation from service if Executive is determined to be a specified Executive of a public company (all as determined under Section 409A). Each payment of nonqualified deferred compensation under the Agreement shall be treated as a separate payment for purposes of Section 409A. Any reimbursements made pursuant to the Agreement shall be paid as soon as practicable but no later than 90 days after Executive submits evidence of such expenses to the Company (which payment date shall in no event be later than the last day of the calendar incurred). The amount of such reimbursements paid and any in-kind benefits the year following the calendar year in which the expense was provided during any calendar year shall not affect the reimbursements paid or in-kind benefits provided in any other calendar year, and the right to any such payments and benefits shall not be subject to liquidation or exchange for another payment or benefit.

17. Cooperation. Executive agrees to provide assistance to and cooperate with the Company upon its reasonable request with respect to matters within the scope of Executive’s duties and responsibilities during the Restricted Period. During such Restrictive Period, the Company shall, to the maximum extent coordinate or cause any such request with Executive’s other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities.

18. Non-disparagement. Executive agrees to not make any statements, written or oral, while employed by the Company and thereafter, which would be reasonably likely to disparage or damage the Company, its affiliates or subsidiaries or the personal or professional reputation of any present or former employees, officers or members of the managing or directorial boards or committees of the Company or its affiliates or subsidiaries. The Company agrees that it will instruct each of its and its affiliates’ and subsidiaries’ members, directors, managers, officers and employees not to make any disparaging communication regarding Executive, and no such person or entity will be authorized on the Company’s or any affiliate’s or subsidiary’s behalf to make any such disparaging communications regarding Executive.

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19. Recoupment. Executive agrees to reimburse the Company for all or a portion, as determined below, of any bonus or incentive or equity-based compensation paid or awarded to Executive by the Company, if the Board determines that (a) the payment, award or vesting thereof was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement, (b) Executive engaged in fraud or misconduct that caused, in whole or in part, the need for the material financial restatement, and (c) a lower payment, award or vesting would have occurred based upon the restated financial results. In such event, Executive agrees to reimburse (in the manner determined by the Board, including cancellation of options or other stock awards) any bonus or incentive or equity-based compensation previously paid, awarded or vested in the amount by which such bonus or incentive or equity-based compensation actually paid, awarded or vested exceeds the lower payment, award or vesting that would have occurred based upon the restated financial result; provided that no reimbursement shall be required if the payment, award or vesting otherwise subject to reimbursement hereunder occurred more than three (3) years prior to the date the applicable reinstatement is disclosed. In addition, notwithstanding anything to the contrary, any bonus or incentive or equity-based compensation, or other compensation, payable to Executive pursuant to the Agreement or any other agreement, plan or arrangement of the Company shall be subject to repayment or recoupment (claw back) by the Company to the extent applicable under Section 304 of the Sarbanes-Oxley Act of 2002 (and not otherwise exempted) and in accordance with such policies and procedures as the Board or the Compensation Committee of the Board may adopt from time to time, including policies and procedures to implement applicable law (including, but not limited to, Section 954 of the Dodd-Frank Act), stock market or exchange rules and regulations or accounting or tax rules and regulations.

20. Survival. Any provision of the Agreement, as amended hereby, or any future amendment thereto that is expressly or by implication intended to survive the termination of the Agreement shall survive or remain in effect after the termination of the Agreement.

21. Counterparts. This Amendment may be executed in separate counterparts, either one of which need not contain the signature of more than one party, but both such counterparts taken together shall constitute one and the same agreement.

22. Effectiveness. Except as expressly modified hereby, all terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the day and year first written above.

HEALTH INSURANCE INNOVATIONS, INC.

By:	/s/ Patrick R. McNamee
Name:	Patrick R. McNamee
Title:	Chief Executive Officer

EXECUTIVE

/s/ Joseph Denother
Josef Denother

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EXHIBIT B
SARA AGREEMENT

HEALTH INSURANCE INNOVATIONS, INC.
LONG TERM INCENTIVE PLAN

Stock Appreciation Rights Award Agreement

You have been granted Stock Appreciation Rights (this “Award”) on the following terms and subject to the provisions of Attachment A and the Long Term Incentive Plan, as amended (the “Plan”), of Health Insurance Innovations, Inc. (the “Company”). Unless defined in this Award (including Attachment A, this “Agreement”), capitalized terms will have the meanings assigned to them in the Plan. In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you, the provisions of the Plan will prevail.

Participant	Josef Denother

Number of Stock Appreciation Rights	29,239 (each a “SAR”)

Exercise Price per SAR	$[______]

Grant Date	[______], 2016

Expiration Date	[______], 2023, subject to earlier termination under Section 2(d) of Attachment A.

Vesting Schedule
(subject to Section 2(c) and Section 2(d) of Attachment A)

Vesting	Subject to Section 2(c) and Section 2(d) of Attachment A, the SARs shall vest and become non-forfeitable in three tranches, on the following dates in the following amounts:

[______], 2017: 7,310
[______], 2018: 7,310
[______], 2019: 14,619

Attachment A

Stock Appreciation Rights Award Agreement

Terms and Conditions

Grant to: Josef Denother

Section 1. Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants this Award to the Participant on the Grant Date on the terms set forth on the cover page of this Agreement, as more fully described in this Attachment A. This Award is granted under the Plan, which is incorporated herein by this reference and made a part of this Agreement.

Section 2. Terms of SAR.

(a) Generally. Subject to the terms and conditions of this Agreement and the Plan, each SAR constitutes an unfunded and unsecured promise of the Company to deliver to Participant, at the time such SAR is validly exercised, an amount, payable in the form of Shares, equal to the excess of (i) the Fair Market Value of one Share on the date of exercise, over (ii) the Exercise Price per SAR set forth on the cover page of this Agreement (the “Spread”).

(b) Exercisability. Subject to the terms and conditions of this Agreement and the Plan, a SAR may be exercised only after if it has vested and become exercisable under Section 2(c) or Section 2(d)(ii), and only before it has expired or been terminated under Section 2(d)(i), Section 2(d)(ii) or Section 2(d)(iii).

(c) Vesting, Generally.

(i) Subject to Section 2(d), the SARs shall vest and become exercisable in accordance with the Vesting Schedule set forth on the cover page of this Agreement.

(ii) If the Participant holds unvested SARs at the time a Change in Control occurs, the SARs shall become 100% vested and exercisable on the date of the Change in Control immediately prior to the consummation thereof.

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(d) Accelerated Vesting; Termination.

(i) Except as otherwise provided in this Section 2(d), all of the SARs shall terminate at 5:00 p.m., Eastern time, on the Expiration Date set forth on the cover page of this Agreement, unless earlier terminated under subsections (ii) or (iii) below.

(ii) In the event of the Participant’s Termination of Service at any time due to Termination Upon Death, Termination For Disability, Termination Without Cause or Resignation For Good Reason, 100% of the SARs granted under this Agreement shall become vested and exercisable, and shall continue to be exercisable until 5:00 p.m., Eastern time, on the date that is one year after the Termination Date and at such time any unexercised SARs shall terminate, cease to be exercisable and by automatically forfeited to the Company without consideration. For purposes of this Agreement, Termination Upon Death, Termination For Disability, Termination Without Cause, Resignation For Good Reason and Termination Date shall have the respective meanings set forth in the Employment Agreement, dated as of July 28, 2015, as amended on July [____], 2016, by and between the Participant and the Company.

(iii) In the event of the Participant’s Termination of Service at any time under circumstances not described in Section 2(d)(ii), all of the SARs shall terminate simultaneously with the Termination of Service on the Termination Date, including to the extent that the SARs are otherwise vested and exercisable as of the Termination Date, and shall automatically be forfeited to the Company without consideration, and, if otherwise vested and exercisable, shall cease to be exercisable.

For clarity, in no event shall any SAR be exercisable after the Expiration Date set forth on the cover page of this Agreement.

(e) Transferability. The SARs, and the Participant’s rights under this Agreement, shall not be assigned, sold, transferred or otherwise be subject to alienation by the Participant, other than by will or the law of descent and distribution, and any purported assignment, sale, transfer or other alienation not permitted hereunder shall be void. During the Participant’s lifetime, the SARs shall be exercisable only by the Participant.

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Section 3. Exercise.

(a) When to Exercise. Except as otherwise provided in the Plan or this Agreement, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s guardian, legal representative, heir or legatee, as the case may be) may exercise his or her SARs that are then exercisable under Section 2, in whole or in part, by following the procedures set forth in this Section 3. If partially exercised, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s guardian, legal representative, heir or legatee, as the case may be) may thereafter exercise the remaining unexercised portion of the SARs, to the extent that they are then exercisable under Section 2, by following the procedures set forth in this Section 3.

(b) Election to Exercise. To exercise the SARs, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s guardian, legal representative, heir or legatee, as the case may be) must deliver to the Secretary of the Company (or his or her designee) a written notice (or notice through another previously approved method, which could include a web-based or e-mail system) which sets forth the number of SARs being exercised, together with any additional documents as the Company may require. Each such notice must satisfy whatever then-current procedures apply to the SARs and must contain such representations, warranties and covenants as the Company requires. If someone other than the Participant exercises the SARs, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the SARs.

(c) Date of Exercise. The SARs shall be deemed to be exercised on the business day that the Company receives a fully executed and completed exercise notice. If an exercise notice is received on a day that is not a business day, or is received after 5:00 p.m., Eastern time, on a business day, then the SARs shall be deemed to be exercised on the first business day immediately following the day such notice is received by the Company.

(d) Settlement. Upon a valid exercise of SARs, the Participant shall be entitled to receive that number of Shares determined by dividing (i) (1) the total number of SARs then being exercised, multiplied by (2) the Spread on the date of exercise, by (ii) the Fair Market Value of one Share on the date of exercise.

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(e) Fractional Shares. No fractional Shares shall be issued upon exercise of SARs, and if the number of Shares otherwise issuable under Section 3(d) upon an exercise of SARs includes a fraction of a Share, then upon such exercise the Participant shall be entitled to receive (i) the number of Shares determined under Section 3(d), rounded down to the nearest whole Share, plus (ii) an amount of cash equal to the Fair Market Value of one Share on the date of exercise, multiplied by such fraction of a Share.

(f) Withholding Requirements. The delivery of Shares upon settlement of SARs is conditioned on the Participant making arrangements satisfactory to the Company to enable the Company to satisfy all tax (or other governmental obligation) withholding requirements. In the event that there is any such withholding requirement upon an exercise of SARs, the Committee may, in its sole discretion and pursuant to such procedures as the Committee may require, permit the Participant to satisfy any such withholding requirement by having the Company withhold from the number of Shares otherwise issuable to the Participant upon such exercise a number of Shares having an aggregate Fair Market Value equal to the minimum amount required to be withheld. If the Committee permits the Participant to satisfy any such withholding requirement pursuant to the preceding sentence, the Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of the Participant, an amount of cash withholding equal to the Fair Market Value of the Shares withheld by the Company as provided above.

(g) Compliance with Law and Regulations. The SARs, their exercise and the obligation of the Company to issue Shares in settlement thereof are subject to all applicable federal and state laws, rules and regulations, including securities laws, to approvals by any government or regulatory agency as may be required, and to the rules, regulations and other requirements of the stock market or exchange upon which the Shares are then quoted, traded or listed. The Participant may not exercise a SAR if such exercise would violate any securities laws or other applicable law, rule, regulation or requirement.

Section 4. No Rights of Stockholder. A holder of a SAR, as such, shall not be entitled to vote or receive dividends or be deemed the holder of the Shares underlying the SAR for any purpose, nor shall anything contained in this Agreement be construed to confer upon the holder of a SAR, as such, any of the rights or obligations of a stockholder of the Company, unless and until Shares are actually issued to and held of record by such holder upon settlement of the SARs following valid exercise thereof.

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Section 5. Change in Control. Without limiting the Committee’s power under the Plan, upon the occurrence of a Change in Control, the Committee is authorized (but not obligated) to make adjustments to the terms and conditions of the SARs without the need for the consent of the Participant, including, without limitation, the following (or any combination thereof):

(a) The Committee may provide for the continuation or assumption of the SARs and this Agreement by the acquiring or successor entity (or parent thereof), including the Company if it is the surviving entity, or for the substitution of the SARs and this Agreement with a substitute award with terms comparable to the SARs and this Agreement (in each case with appropriate adjustments as to the Exercise Price and the number and type of Shares (or other securities) underlying the Award or substitute award). The determination of such appropriate adjustments and comparability shall be made by the Committee.

(b) The Committee may provide for the cancellation of all or any portion of the SARs for their Intrinsic Value (payable in the form of cash, stock, securities, other property or any combination thereof) based upon the price per Share received or to be received by other stockholders of the Company in the Change in Control transaction. If at the time of a Change in Control such Intrinsic Value is equal to or less than zero (i.e., the Exercise Price of the SARs equals or exceeds the price per Share received or to be received by other stockholders of the Company in the Change in Control transaction), then the Committee may provide for the cancellation of the SARs without the payment of any consideration therefor.

Section 6. Miscellaneous Provisions.

(a) Notices. All notices, requests and other communications under this Agreement (other than a notice of exercise, which shall be provided in accordance with Section 3) shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

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if to the Company, to:

Health Insurance Innovations, Inc.

15438 N. Florida Avenue, Suite 201

Tampa, Florida, 33613

Attention: Chief Executive Officer

Telecopy: (877) 376-5832

with a copy to (which shall not constitute notice hereunder):

Health Insurance Innovations, Inc.

15438 N. Florida Avenue, Suite 201

Tampa, Florida, 33613

Attention: Chief Financial Officer

Telecopy: (877) 376-5832

if to the Participant, to the address that the Participant most recently provided to the Company.

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

(b) Entire Agreement. This Agreement, the Plan and any other agreements referred to herein and therein and any attachments referred to herein or therein, constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

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(c) Amendment; Waiver. No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Committee may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(d) Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on anyone other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(e) Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(f) Plan. The Participant acknowledges and understands that material definitions and provisions concerning this Award and the Participant’s rights and obligations with respect thereto are set forth in the Plan. The Participant has read carefully, and understands, the provisions of the Plan.

(g) Governing Law. The Agreement shall be governed by the laws of the State of Florida, without application of the conflicts of law principles thereof.

(h) No Right to Continued Service. The granting of the Award evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the service of the Participant and shall not lessen or affect the right that the Company or any Affiliate may have to terminate the service of the Participant.

(i) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

HEALTH INSURANCE INNOVATIONS, INC.

By:
Michael Hershberger,
Chief Financial Officer

PARTICIPANT

Josef Denother

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EXHIBIT B
FORM OF RELEASE

This RELEASE (“Release”) is granted effective as of the [●] day of [●], 20[●] by JOSEF DENOTHER (the “Executive”) in favor of HEALTH INSURANCE INNOVATIONS, INC. (the “Company”) and the other Released Parties (as defined below). This is the Release referred to in the Amendment to Employment Agreement, dated as of July 20, 2016, between the Company and the Executive (the “Employment Agreement”). The Executive gives this Release in consideration of the Company’s promises and covenants contained in the Employment Agreement, with respect to which this Release is an integral part.

1. Release of the Company. The Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, executives, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which the Executive ever had or now has against the Released Parties, arising by reason of or in any way connected with or which may be traced either directly or indirectly to the employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors and the Executive, or the termination of that relationship, that the Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act of 1964, and any amendments, the Florida Human Rights Act of 1977, the Florida Civil Rights Act of 1992, Section 760.50 of the Florida Statutes, Section 440.205 of the Florida Statutes, the Florida Minimum Wage Act (Fla. Stat. 448.110), Section 448.102 of the Florida Statutes, 42 U.S.C. §1981, the Equal Pay Act, the Americans With Disabilities Act, Sections 503 and 504 of the Rehabilitation Act of 1973, the Family Medical Leave Act, the ADA Amendments Act of 2008, the Age Discrimination in Employment Act (ADEA), the Fair Labor Standards Act, the Lilly Ledbetter Fair Pay Act of 2009, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Genetic Information Nondiscrimination Act, the Occupational Safety and Health Act, the Workers’ Adjustment and Retraining Notification Act, as amended, Florida’s private sector and public sector Whistle-Blower Act, as amended, the Hillsborough County, Florida Code of Ordinances, and any of the wage and discrimination laws of the United States, the State of Florida, or any other state, civil or statutory laws, including any and all human rights laws and laws against discrimination, workers’ compensation laws, any other federal, state or local fair employment statute, code or ordinance, common law, contract law, tort, including, but not limited to, negligence claims and fraudulent inducement to enter into this contract, and any and all claims for attorneys’ fees.; and provided, however, that nothing herein shall release the Company of its obligations to the Executive under the Employment Agreement, the SARA Agreement (as defined in the Employment Agreement), or any other contractual obligations between the Company or its subsidiaries or affiliates and the Executive (including, without limitation, any equity award agreement), or any indemnification obligations to the Executive under the Indemnification Agreement, Company’s certificate of incorporation, bylaws, operating agreement or other constituent document or any federal, state or local law or otherwise.

2. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, the Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that the Executive has been advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of 21 calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until seven calendar days after the execution of this Release and that the Executive may revoke this Release within seven calendar days from the date of execution hereof.

The Executive agrees that he has carefully read this Release and is signing it voluntarily. The Executive acknowledges that he has had 21 days from receipt of this Release to review it prior to signing or that, if the Executive is signing this Release prior to the expiration of such 21-day period, the Executive is waiving his right to review the Release for such full 21-day period prior to signing it. The Executive has the right to revoke this release within seven days following the date of its execution by him. However, if the Executive revokes this Release within such seven-day period, no post-employment benefit will be payable to him under the Employment Agreement and he shall return to the Company any such payment received prior to that date.

THE EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

JOSEF DENOTHER
Date: [●], 20[●]